[LOGO]                                                        EXHIBIT 10.27


October 30, 1992


Mr. Lawrence N. Kugelman
10872 Furlong Drive
Santa Ana, CA 92705

   RE: LETTER OF UNDERSTANDING

Dear Larry:

    The purpose of this letter is to set forth the understanding of American Medical Holdings, Inc. ("AMH") and Lawrence N. Kugelman ("Kugelman") regarding AMH's employment of Kugelman as Executive Vice President of AMH.

    1. DUTIES. Commencing January 4,1993, Kugelman shall become the Executive Vice President (level 3 officer) of AMH, and shall have responsibility for the western operations of AMH. In addition, he shall play a leadership role with subsidiaries of AMH with respect to managed care and the evolution of the Company's reactions to national health care policy to the extent directed by the AMH Chairman and President and shall perform such other duties as are commensurate with an Executive Vice President of similarly situated companies.

    2. ANNUAL SALARY AND BONUS. Commencing January 4,1993, Kugelman's annual base salary shall be $300,000 which may in the discretion of AMH's President and COO, be increased from time to time. In addition for the year ending January 4,1994, Kugelman shall be guaranteed a bonus of $200,000. This amount will be offset against the amounts otherwise due Kugelman under AMH's Incentive Compensation Program for leveled employees as Kugelman's fiscal 1993 and 1994 bonuses based on the number of months in his first full year of employment falling in each of those fiscal periods. If Kugelman's performance is at a level above the guaranteed amount, he will be credited with the higher amount. Subsequent bonuses shall be at the discretion of AMH.

    3. OPTIONS. Upon approval of the AMH Compensation Committee and execution of the appropriate option agreement by Kugelman, Kugelman shall be entitled to options to purchase (a) 100,000 common shares of AMH common stock pursuant to the Non-Qualified Performance Stock Option Plan for Key Employees of American Medical Holdings, Inc. and Subsidiaries, and (b) 100,000 common shares of AMH common stock pursuant to the Non-Qualified Employee Stock Option Plan of AMH and Subsidiaries. Such options shall vest at 20% per year on the same terms as the options granted to other AMH executives participating in these programs. The exercise price for such options shall be the price at which the common shares of AMH were offered in the Public Offering of August 15, 1991.

    4. SEVERANCE. In the event of the termination of Kugelman's employment as Executive Vice President of AMH for any reason other than "cause" (as defined below), Kugelman shall be entitled to receive a one-time lump sum payment in an amount equal to 12 months base compensation (excluding bonus) determined on the basis of his annual salary for AMH's fiscal year then most recently commenced. In the event such termination is a result of Kugelman's death or mental incapacity, the severance payment shall be made to Kugelman's estate or personal representative. The obligation of AMH under this Paragraph 4 shall be the only obligation of AMH and its subsidiaries for the payment of compensation (except as otherwise provided under applicable law) to Kugelman in the event of the termination of his employment.

    For purposes of this Letter of Understanding, Kugelman shall be deemed to be terminated for cause if his employment is terminated due to (i) the commission by Kugelman of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of AMH or its subsidiaries), (ii) a conviction of Kugelman (including a NOLO CONTENDERE plea) involving in the good faith judgment of the Board of Directors of AMH, fraud, dishonesty or moral turpitude, (iii) willful misconduct as an employee of AMH or a subsidiary or (iv) the willful failure of Kugelman to render services to AMH or a subsidiary in accordance with his employment.

    5. INDEMNIFICATION. Kugelman shall be indemnified by AMH with respect to his service as Executive Vice President of AMH to the full extent permitted under applicable law.

    6. PARTICIPATION IN OTHER PLANS. Subject to Paragraphs 2 and 3 hereof, Kugelman shall have the right to participate in all other employee plans and benefits currently existing or hereafter granted by AMH to its employees. Subject to Paragraph 3 hereof all waiting periods will be waived to the full extent possible unless such waiver would require AMH to waive waiting periods of other employees. Kugelman shall be eligible to participate in all employee compensation and benefit plans customarily available to executive vice presidents.

    7. REPRESENTATION. Kugelman represents and warrants to AMH that he is not bound by any contract, agreement, judgment or court order restricting his ability to serve and perform as Executive Vice President of AMH.

    If the foregoing sets forth your understanding, please execute in the space provided at the bottom of this page and return one of the originals.



                                            AMERICAN MEDICAL  HOLDINGS,  INC.


                                            By:   John T. Casey
                                                _______________________________
                                                   John T. Casey



___________________________
Lawrence N. Kugelman